Exhibit 99.1

Rivian Automotive, Inc. Prices $1.3 Billion Green Convertible Senior Notes Offering

IRVINE, Calif.—(BUSINESS WIRE)—March 8, 2023—Rivian Automotive, Inc. (Nasdaq: RIVN) (“Rivian”) today announced the pricing of its offering of $1,300,000,000 aggregate principal amount of 4.625% green convertible senior notes due 2029 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the notes are scheduled to settle on March 10, 2023, subject to customary closing conditions. Rivian also granted the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $200,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Rivian and will accrue interest at a rate of 4.625% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2023. The notes will mature on March 15, 2029, unless earlier repurchased, redeemed or converted. Before December 15, 2028, noteholders will have the right to convert their notes only upon the occurrence of certain events. From and after December 15, 2028, noteholders may convert their notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Rivian will settle conversions by paying or delivering, as applicable, cash, shares of its Class A common stock (the “common stock”) or a combination of cash and shares of its common stock, at Rivian’s election. The initial conversion rate is 49.6771 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $20.13 per share of common stock. The initial conversion price represents a premium of approximately 37.5% over the last reported sale price of $14.64 per share of Rivian’s common stock on March 7, 2023. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Rivian’s option at any time, and from time to time, on or after March 20, 2026 and on or before the 20th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Rivian’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture that will govern the notes) occurs, then, subject to limited exceptions, noteholders may require Rivian to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

Rivian estimates that the net proceeds from the offering will be approximately $1,286.1 million (or approximately $1,484.1 million if the initial purchasers fully exercise their option to purchase additional notes), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. Rivian intends to allocate an amount equal to the net proceeds from the offering to finance, refinance, or make direct investments in, in whole or in part, one or more new or recently completed (within the 24 months prior to the issue date of the notes), current and/or future eligible green projects, as described in Rivian’s newly established green financing framework.

Eligible green projects are projects that meet specified eligibility criteria, in alignment with the guidelines of the Green Bond Principles, 2021, and include expenditures relating to, investments in, financings of and/or acquisitions of one or more of the following: (i) clean transportation, (ii) renewable energy, (iii) circular economy, (iv) energy efficiency and (v) pollution prevention and control. Pending allocation of an amount equal to the net proceeds from the offering to eligible green projects, Rivian may temporarily invest the net proceeds from the offering in cash, cash equivalents, and/or high-quality marketable securities, and will not knowingly invest in operations that result in an overall net increase in greenhouse gas emissions.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Rivian

Rivian exists to create products and services that help our planet transition to carbon neutral energy and transportation. Rivian designs, develops, and manufactures category-defining electric vehicles and accessories and sells them directly to customers in the consumer and commercial markets. Rivian complements its vehicles with a full suite of proprietary, value-added services that address the entire lifecycle of the vehicle and deepen its customer relationships.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the completion of the offering and the expected amount and intended use of the net proceeds. Forward-looking statements represent Rivian’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, the satisfaction of the closing conditions related to the offering and risks relating to Rivian’s business, including those described in periodic reports that Rivian files from time to time with the Securities and Exchange Commission. Rivian may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Rivian does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Contact

ir@rivian.com

Media Contact

Harry Porter

media@rivian.com